Exhibit 99.1

901 S. Central Expressway, Richardson, TX 75080

Contact:	Mike Kovar
Chief Financial Officer
Fossil, Inc.
(972) 699-6811

Investor Relations:	Allison Malkin
ICR, Inc.
(203) 682-8225

FOSSIL, INC. APPOINTS JOHN A. WHITE

EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING OFFICER

Richardson, TX. August 15, 2012 — Fossil, Inc. (Nasdaq GS: FOSL) (the “Company”) today announced the appointment of John A. White as Executive Vice President and Chief Operating Officer effective September 4, 2012. Mr. White will be responsible for the Company’s supply chain, distribution and warehousing, legal and information technology operations, with a focus on long-term strategy. Mr. White will report directly to Kosta N. Kartsotis, Chief Executive Officer.

“We are very excited to have John join our executive team. His track record of driving strategic improvements and operational excellence across large organizations will be invaluable to us as we continue our global expansion”, said Mr. Kartsotis.

Mr. White most recently served as President for Pandora North America, a division of Pandora, A/S (“Pandora”). Pandora is a global jewelry company headquartered in Denmark. Mr. White joined Pandora in March 2007 and held various roles including General Manager and Managing Director until his promotion to President, North America in October 2010. Prior to joining Pandora, Mr. White served as a Strategy Consultant for the Operations and Supply Chain Strategy and Design Team for Booz | Allen | Hamilton from April 2006 until March 2007.

Mr. White received his Bachelor of Science in Engineering from the University of Maryland and a Masters of Business Administration from Marylhurst University.

Safe Harbor

Certain statements contained herein that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: changes in economic trends and financial performance, changes in consumer demands, tastes and fashion trends, lower levels of consumer spending resulting from a general economic downturn, shifts in market demand resulting in inventory risks, changes in foreign currency exchange rates, difficulties in integrating the recently acquired Skagen businesses, and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and its Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”).

About Fossil

Fossil is a global design, marketing and distribution company that specializes in consumer fashion accessories. The Company’s principal offerings include an extensive line of men’s and women’s fashion watches and jewelry sold under proprietary and licensed brands, handbags, small leather goods, belts, sunglasses, soft accessories, shoes and clothing. In the watch and jewelry product categories, the Company’s offerings include a diverse portfolio of globally recognized proprietary and licensed brand names under which its products are marketed. The Company’s extensive range of accessory products, brands, distribution channels and price points allows it to target style-conscious consumers across a wide age spectrum on a global basis. The Company’s products are sold to department stores, specialty retail stores and specialty watch and jewelry stores in the U.S. and in approximately 120 countries worldwide through 26 Company-owned foreign sales subsidiaries and a network of approximately 60 independent distributors. The Company also distributes its products in over 400 Company-owned and operated retail stores and through international e-commerce websites and the Company’s U.S. e-commerce website at www.fossil.com, where certain product, press release and SEC filing information concerning the Company are also available.

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